Exhibit 10.34

NANOVIBRONIX, INC.
105 Maxess Road, Suite S124

Melville, NY 11747

(631) 574-4410

January 30, 2015

AYTA Consulting, LLC (“Contractor”)

805 Third Avenue, 15th Floor

New York, NY 10022

Attention: Paul Packer

Re: Restricted Stock Award Agreement

Dear Contractor:

Reference is made to that certain Restricted Stock Award Agreement, dated as of February 21, 2014 (the “Award Agreement”), by and between NanoVibronix, Inc., a Delaware corporation (the “Company”), and Contractor, pursuant to which the Company granted to Contractor a restricted stock award of 57,143 shares (the “Awarded Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), subject to the terms and conditions of the Award Agreement. All capitalized terms in this letter (the “Letter Agreement”) shall have the meanings assigned to them under the Award Agreement, unless otherwise defined herein. Except as otherwise indicated, information in this Letter Agreement reflects a one-for-seven reverse split of the Common Stock that occurred on May 7, 2014.

Contractor has advised the Company that it desires to exchange the Awarded Shares for an equal number of shares of Series C Preferred Stock of the Company, par value $0.001 per share (the “Series C Preferred Stock”). Amendments or modifications may be made to the Award Agreement by written instrument signed by the Company and Contractor. By signature and countersignature below, the Company and Contractor agree to the following:

1)	Effective as of the date hereof, all Awarded Shares under the Award Agreement shall be exchanged and automatically converted into such number of shares of Series C Preferred Stock as equals the number of shares of Common Stock that Contractor would have otherwise been entitled to receive under the Award Agreement (as adjusted, the “Awarded Series C Shares”). Notwithstanding the foregoing exchange, the Awarded Series C Shares shall be subject to the same restrictions and all other terms and conditions set forth in the Award Agreement.

2)	Except as otherwise modified pursuant to the paragraph above, no other changes or modifications to the Award Agreement are intended or implied and in all other respects the Award Agreement is specifically deemed ratified, restated and confirmed by the parties hereto, effective as of the date hereof. To the extent that there exists any conflict between the terms of this Letter Agreement and the Award Agreement, the terms of this Letter Agreement shall control. This Letter Agreement, together with the Award Agreement, shall be read and construed as one agreement.

Please return an executed, counter-signed copy of this Letter Agreement to the Company.

[Signature Page Follows]

[Signature Page to Side Letter]

Very truly yours,

NanoVibronix, Inc.

By:	/s/ William Stern, Ph.D.
Name:	William Stern, Ph.D.
Title:	Chief Executive Officer

Acknowledged and Agreed:

AYTA Consulting, LLC:

By:	/s/ Paul Packer
Name: Paul Packer
Title: Managing Member